EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

February 27, 2008

Einstein Noah Restaurant Group Reports Solid Growth in Revenue, Comparable Store Sales and Net Income

Selected Highlights for the Quarter:

•                  3.2% increase in comparable store sales at company-owned restaurants.

•                  13th consecutive quarter of positive comparable store sales growth.

•                  Average unit volume for company-owned restaurants increased $43,000 to $909,000 for the year.

•                  6.1% revenue growth to $105.2 million, compared to the fourth quarter of 2006.

•                  12.4% net income growth to $6.8 million, compared to the fourth quarter of 2006.

•                  Diluted EPS of $0.41.

•                  Opened 7 new company-owned restaurants and 14 new licensed locations.

LAKEWOOD, Colo. — Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL) today announced strong results for the fourth quarter and year ended January 1, 2008. The Company posted strong profits during a difficult operating environment for the restaurant industry. Total revenues for the fourth quarter increased 6.1% to $105.2 million from $99.2 million in the fourth quarter of the prior year.

“Our focus in the fourth quarter of 2007 was to set the foundation for continued growth and solid financial performance for 2008,” said Paul Murphy, President and Chief Executive Officer. Mr. Murphy added that the Company:

•                  Locked in the cost of wheat for 2008, providing cost visibility and allowing the Company to implement a tactical price increase in early 2008.

•                  Realigned its operational leadership team to ensure that the restaurants deliver superior guest experience and strong financial performance.

•                  Adjusted the compensation program for the field operational team with bonuses being based on their abilities to meet restaurant budgets.

•                  Reduced the Support Center workforce and eliminated certain other costs to position the Company for strong performance in 2008 and beyond.

•                  Completed the development of a broader new menu that encourages visitation by more guests during more dayparts.

“We are very encouraged by the results of these changes, which began late in the fourth quarter and have continued to date,” Mr. Murphy said. “For 2008, we have limited our exposure to wheat price increases to approximately $6.6 million when compared to our actual costs in 2007. With a measure of cost certainty in place, we have the flexibility to strategically improve our margins through pricing and new menu offerings.”

FOURTH QUARTER RESULTS

Comparable store sales grew by 3.2% in the fourth quarter, the 13th consecutive quarter of sales growth in company-owned restaurants. The strong comparable store sales demonstrated the appeal of the Einstein Bros., Noah’s and Manhattan Bagel brands as well as their product offerings.

Fourth quarter revenue from company-owned restaurants increased 4.7% to $96.7 million from $92.4 million. The 2007 figure includes $1.3 million of gift-card breakage. The Company opened seven new company-owned restaurants in the quarter, six of which were opened in December. In addition, the Company completed the planned closure of four underperforming company-owned restaurants.

Cost of sales for company-owned restaurants increased 7.9% to $76.1 million from $70.5 million in the same quarter a year ago. While wheat was a contributor to the increased cost of sales, agricultural commodities in general caused costs to increase.

Income from operations decreased to $8.8 million compared with $10.9 million in the same quarter last year, due to an increase in the cost of commodities and one-time charges that increased general and administrative expenses. In addition, the fourth quarter of 2006 benefited from an approximate $1.0 million reduction in workers compensation expense.

“Our results in the fourth quarter were impacted by certain one-time, pre-tax items,” said Rick Dutkiewicz, Chief Financial Officer. “We incurred approximately $0.5 million of manufacturing systems and distribution conversion charges, $0.3 million of facility and sales tax adjustments and $0.3 million of other charges. These charges were partially offset by a one-time $0.8 million benefit related to our gift card breakage. The reorganization and realignment of our operations’ supervisory and support personnel resulted in approximately $1.2 million of additional costs and margin impact that occur naturally in a transition period.”

Reported net income was $6.8 million, up 12.4% from $6 million in the same quarter last year. Diluted earnings per share was $0.41 in the fourth quarter, compared with $0.54 per share in the fourth quarter of 2006, due in part to an increase in common shares outstanding from our secondary offering in June 2007.

“We’re pleased with the fourth quarter results, given the difficult environment for the restaurant industry,” Mr. Murphy said. “Furthermore, as Rick noted, our fourth quarter results include substantial costs associated with a dramatic reorganization of our field operations to provide sharper focus and accountability around both the financial performance and the guest experience.”

“The good news is the field reorganization clearly gained traction by mid-December and, as of the end of February, we have seen 10 weeks of significantly improved margin performance. As such, we are optimistic about the Company’s prospects in 2008 and beyond.”

2007 FULL YEAR RESULTS

Despite the challenges facing the industry in the last half of 2007, the Company posted  net income of $12.6 million for the year ended January 1, 2008, compared with a net loss of $6.9 million for the year ended January 2, 2007, an improvement of $19.5 million.

The Company achieved a 3.3% increase in revenues for the year to $402.9 million from $390.0 million in the previous year. The increase in revenues can be primarily attributed to growth in comparable store sales of 3.7% for the year. The Company’s average unit volume in company-owned restaurants increased $43,000 to $909,000 for the year.  During the year, it closed 13 underperforming company-owned restaurants and opened 12 new company-owned locations.

The Company’s gross profit increased 2.9% to $80.9 million. Restaurant gross profit as a percentage of company-owned restaurant sales was 20.3% compared with 20.2% in the prior year.

Income from operations grew to $28.3 million in 2007 compared with $21.4 million in the prior year. While general and administrative expenses increased 8.4% or $3.2 million, the Company experienced a $1.9 million decrease in depreciation expense, a $3.9 million decrease in intangible amortization expense and a $2.0 million decrease in impairment charges.

Net interest expense also declined significantly to $12.4 million for the year from $19.6 million in 2006, as a result of the Company’s equity offering, debt redemption and refinancing. In June 2007, the Company reset its capital structure to include a reduction in debt from $170.5 million to $90.6 million.

The Company increased its number of restaurant locations to 612 compared with 598 at the end of 2006. During 2007, the Company opened 31 licensed restaurants and 12 company-owned locations.

 “In the face of the difficult environment, Einstein Noah Restaurant Group continues to strengthen its financial position,” Mr. Dutkiewicz said.  “Comparable store sales continue to increase on a quarter-over-quarter and year-over-year basis.  Our net income continues to improve each year. We’ve posted net income growth in the fourth quarter and year to date.  In addition, we believe our proactive measures taken in 2007 and early 2008 in terms of minimizing our exposure to agricultural commodities, delivering on our strategic initiatives, as well as reshaping our restaurant operational structure, will put us in position to deliver strong financial performance for 2008 and beyond.”

CONFERENCE CALL

The Company will conduct a conference call and Webcast today at 3 p.m. Mountain Time (5 p.m. Eastern Time).

The call-in numbers for the conference call are 877-381-6509 for domestic toll free and 706-679-7388 for international. The conference ID number is 36239437. A telephone replay will be available through March 12, 2008, and may be accessed by calling 800-642-1687 for domestic toll free or 706-645-9291 for international. The conference ID number is 36239437.

To access a live Webcast of the call, please visit Einstein Noah’s Website at www.einsteinnoah.com. A replay of the Webcast will be available on the Website.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group Inc. is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros.® Bagels and Noah’s New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company’s retail system consists of more than 600 restaurants, including more than 100 license locations, in 35 states plus the District of Columbia. It also operates a dough production facility. The company’s stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “prospects,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “target”, “trend”, “contemplate,” “set the foundation for” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to (i) the results for period over period revenue, gross profit, operating income, net income, depreciation and amortization, comparable store sales and recent improved margin performance are not necessarily indicative of future results and are subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the 2007 fourth quarter and the past 10 weeks are not necessarily indicative of future results, which are subject to a variety of factors, including consumer preferences and the economy and increasing utility and other costs, and other seasonal effects; (iii) the ability to develop and open new company-owned, licensed and franchise restaurants and continue our development program for company-owned restaurants and opportunities for franchise and licensed locations are  dependent upon the availability of capital, the availability of desirable locations, reaching favorable lease terms, as well as the availability of contractors and materials, and ability to obtain necessary permits and licenses; (iv) our ability to grow is dependent on many factors including our ability to train personnel, the availability of products, our ability to develop new menu items and to produce those items in the restaurants, and the availability of capital and consumer acceptance; (v) our estimates of the impact of commodity prices are subject to the volume of purchases, among other factors; (vi) our ability to improve our margins and to manage costs is subject to a variety of factors mentioned herein including the cost of labor and raw materials and the results of our field reorganization; (vii) our ability to implement and maintain price increases, among other factors, is subject to consumer acceptance; (viii) our ability to deliver an exceptional guest experience is dependent on several factors including our hospitality initiatives; (ix) our optimism about our prospects, including our belief that proactive measures to minimize our exposure to price fluctuations in commodities and reshaping our operational structure will allow us to deliver strong performance in 2008 and beyond is subject to all of the factors in this paragraph and the ability to execute our strategy and deliver exceptional food and service, the ability to continue expanding operations and improving the Company’s revenue and profitability, and other performance factors.  These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:

Peter Jakel

Communications Manager

303-568-8113

pjakel@einsteinnoah.com

Rick Dutkiewicz

Chief Financial Officer

303-568-8004

rdutkiewicz@einsteinnoah.com

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FOURTH QUARTER AND YEAR TO DATE PERIODS ENDED

JANUARY 2, 2007 AND JANUARY 1, 2008

(in thousands, except earnings per share and related share information)

	Fourth quarter ended:		Year to date ended:
	January 2,	January 1,	January 2,	January 1,
	2007	2008	2007	2008
Revenues:
Company-owned restaurant sales	$92,399	$96,714	$363,699	$372,997
Manufacturing and commissary revenues	5,351	6,795	21,076	24,204
Franchise and license related revenues	1,428	1,705	5,187	5,701
Total revenues	99,178	105,214	389,962	402,902

Cost of sales:
Company-owned restaurant costs	70,499	76,064	290,176	297,180
Manufacturing and commissary costs	5,202	7,660	21,154	24,792
Total cost of sales	75,701	83,724	311,330	321,972

Gross profit:
Company-owned restaurant	21,900	20,650	73,523	75,817
Manufacturing and commissary	149	(865)	(78)	(588)
Franchise and license	1,428	1,705	5,187	5,701
Gross Profit	23,477	21,490	78,632	80,930

Operating expenses:
General and administrative expenses	7,446	9,254	37,484	40,635
Depreciation and amortization	2,711	3,282	16,949	11,192
Loss on sale, disposal or abandonment of assets, net	287	172	493	601
Impairment charges and other related costs	2,134	23	2,268	236
Income from operations	10,899	8,759	21,438	28,266
Other expense:
Interest expense, net	4,885	1,702	19,555	12,387
Write-off of debt discount upon redemption of senior notes	—	—	—	528
Prepayment penalty upon redemption of senior notes	—	—	4,800	240
Write-off of debt issuance costs upon redemption of senior notes	—	—	3,956	2,071
Other, net	—	—	(5)	—
Income (loss) before taxes	6,014	7,057	(6,868)	13,040
Provision for income taxes	—	296	—	454
Net income (loss)	$6,014	$6,761	$(6,868)	$12,586

Net income (loss) per common share — Basic	$0.57	$0.43	$(0.66)	$0.93
Net income (loss) per common share — Diluted	$0.54	$0.41	$(0.66)	$0.88

Weighted average number of common shares outstanding:
Basic	10,596,266	15,837,211	10,356,415	13,497,841
Diluted	11,110,643	16,623,629	10,356,415	14,235,625

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JANUARY 2, 2007 AND JANUARY 1, 2008

(in thousands, except share information)

	January 2,	January 1,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$5,477	$9,436
Restricted cash	2,403	1,203
Franchise and other receivables, net of allowance of $505 and $606, respectively	6,393	7,807
Inventories	4,948	5,313
Prepaid expenses and other current assets	4,529	5,281
Assets held for sale	1,144	—
Total current assets	24,894	29,040

Restricted cash long-term	284	—
Property, plant and equipment, net	33,889	47,714
Trademarks and other intangibles, net	63,806	63,831
Goodwill	4,875	4,981
Debt issuance costs and other assets, net	5,406	2,996

Total assets	$133,154	$148,562

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,347	$5,072
Accrued expenses and other current liabilities	25,855	19,279
Short term debt and current portion of long-term debt	3,605	955
Current portion of obligations under capital leases	76	80
Total current liabilities	32,883	25,386

Senior notes and other long-term debt, net of discount	166,556	88,875
Long-term obligations under capital leases	124	67
Other liabilities	8,822	10,841
Mandatorily redeemable, Series Z Preferred Stock, $0.001 par value, $1,000 per share liquidation value; 57,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	265,385	182,169

Commitments and contingencies

Stockholders’ deficit:
Series A junior participating preferred stock, 700,000 shares authorized; no shares issued and outstanding
Common stock, $0.001 par value; 25,000,000 shares authorized; 10,596,419 and 15,878,811 shares issued and outstanding	11	16
Additional paid-in capital	176,797	262,830
Accumulated deficit	(309,039)	(296,453)
Total stockholders’ deficit	(132,231)	(33,607)

Total liabilities and stockholders’ deficit	$133,154	$148,562

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR TO DATE PERIODS ENDED

JANUARY 3, 2006, JANUARY 2, 2007 AND JANUARY 1, 2008

(in thousands)

	January 3,	January 2,	January 1,
	2006	2007	2008
OPERATING ACTIVITIES:
Net income (loss)	$(14,018)	$(6,868)	$12,586
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,316	16,949	11,192
Stock based compensation expense	69	654	1,688
Loss, net of gains, on disposal of assets	314	493	601
Impairment charges and other related costs	1,603	2,268	236
Charges of integration and reorganization costs	5	—	—
Provision for losses on accounts receivable, net	(158)	133	101
Amortization of debt issuance and debt discount costs	1,848	817	651
Write-off of debt issuance costs	—	3,956	2,071
Write-off of debt discount	—	—	528
Paid-in-kind interest	—	1,591	904
Changes in operating assets and liabilities:
Restricted cash	646	462	1,484
Franchise and other receivables	1,775	(1,020)	(1,515)
Accounts payable and accrued expenses	(12,565)	(5,706)	(2,387)
Other assets and liabilities	(3,760)	267	(3,254)

Net cash provided by operating activities	2,075	13,996	24,886

INVESTING ACTIVITIES:
Purchase of property and equipment	(10,264)	(13,172)	(25,869)
Proceeds from the sale of equipment	180	209	1,168
Acquisition of restaurant assets	—	—	(375)

Net cash used in investing activities	(10,084)	(12,963)	(25,076)

FINANCING ACTIVITIES:
Proceeds from secondary common stock offering	—	—	90,000
Costs incurred with offering of our common stock	—	—	(6,667)
Proceeds from line of credit	5,455	24	—
Repayments of line of credit	(5,470)	(24)	—
Repayments of other borrowings	(312)	(280)	(280)
Payments under capital lease obligations	—	(53)	(53)
Repayment of notes payable	—	(160,000)	—
Borrowings under First Lien	—	80,000	11,900
Repayments under First Lien	—	(1,425)	(925)
Borrowing under Second Lien	—	65,000	—
Repayments under Second Lien	—	—	(65,000)
Borrowings under Subordinated Note	—	24,375	—
Repayments under Subordinated Note	—	—	(25,000)
Debt issuance costs	(81)	(4,923)	(843)
Proceeds upon stock option and warrant exercises	221	194	1,017

Net cash provided by (used in) financing activities	(187)	2,888	4,149

Net increase (decrease) in cash and cash equivalents	(8,196)	3,921	3,959
Cash and cash equivalents, beginning of period	9,752	1,556	5,477
Cash and cash equivalents, end of period	$1,556	$5,477	$9,436